UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Hancock Jaffe Laboratories, Inc.

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October 25, 2019

Dear Hancock Jaffe Shareholders:

When I wrote to you last year, I recounted several personnel and infrastructure changes that were being implemented to better position the company for future success. Those changes included a new Chief Financial Officer and accounting department, new tissue suppliers, changes and additions to our senior management team, and changes to the Board of Directors. Those changes continued to be implemented over the course of 2019 and have led to significant progress for our company, and with both of our co-lead products, the VenoValve®, and the CoreoGraft®.

In December of 2018, we received approval to begin our VenoValve first-in-man trial in Bogota, Colombia from INVIMA, the Colombian equivalent of the United States Food and Drug Administration (“FDA”). In February of 2019, we implanted our first VenoValve in a human patient, and implanted seven additional patients over the course of the next seven-month period. The VenoValve was designed to alleviate the symptoms and potentially cure a debilitating condition called chronic venous insufficiency or CVI. CVI occurs when the valves in the veins of the leg malfunction, resulting in the backwards flow of blood (reflux). Severe CVI leads to swelling, discoloration, intense pain, and open sores (venous ulcers). Approximately 2.4 million people in the U.S. suffer from CVI of the deep venous system, and there are currently no effective treatments for the disease. Patients with venous ulcers spend an average of $30,000 a year on wound care alone, and even in those instances where venous ulcers heal, there is a 20% to 40% recurrence rate within the first 12 months.

In July of 2019, we released 90 day data on the first five VenoValve patients, which indicated that in four patients, reflux, the primary end-point for the first-in-man Bogota study, had been reduced an average of 68% and to levels seen in healthy patients without CVI. Disease manifestations and pain also showed significant improvements of 49% and 39% respectively. The fifth VenoValve patient was not compliant with her post-surgery anti-coagulation instructions, which resulted in blood clotting and damage to her VenoValve. Despite the damaged VenoValve, 90 days post VenoValve surgery, that patient showed modest improvement compared to pre-surgery levels. Six-month data on these patients as well as updates on patients six through eight are scheduled to be released at the end of October.

With an addressable U.S. market of 2.4 million patients, the VenoValve represents an opportunity with the potential for recurring revenue of hundreds of millions of dollars per year even with modest market penetration in the early years. In the past, Hancock Jaffe has licensed or sold our products to the large medical device companies, and that is the current plan for the VenoValve. We have already begun to have conversations with potential strategic partners and strategic investors, and we will continue and expand that process once we have the six-month data for the VenoValve.

With the six month data in hand, our medical team and product development team, led by our Senior Vice President and Chief Medical Officer, Dr. Marc Glickman, will evaluate every aspect of the six-month VenoValve results, to determine any changes that may be appropriate to the device, the surgical procedure to implant the device, the drug regimen used prior to, during, or after the VenoValve implantation procedures, the post-operative care regimen for the VenoValve patients, and any other areas that may impact the success of a U.S. pivotal trial. Once any changes to the device are implemented, a series of FDA mandated testing will begin on the finalized VenoValve design in preparation for the filing of an investigational device exemption (IDE) application for the U.S. pivotal trial. During this period, we will re-engage with the FDA to discuss the six-month data and the fulfillment of all IDE requirements.

In August of 2019, we released very encouraging ninety-day results on our second lead product, the CoreoGraft. The CoreoGraft is a bovine-based conduit with the potential to be used to revascularize the heart during coronary artery bypass graft (CABG) surgeries. The CoreoGraft is currently undergoing a six-month, sheep feasibility study, which will end in November, and at which time the CoreoGraft specimens and surrounding tissue and organs will undergo extensive pathology examination. The results from the six-month CoreoGraft study, including the pathology, are scheduled to be released during the first half of December 2019.

CABG surgery (otherwise known as heart bypass surgery) is performed when blood flow to and from the heart becomes restricted due to blockages in arteries around the heart, which are caused by the accumulation of plaque. Grafts are used to literally “bypass” the blocked areas in order to increase blood flow. Approximately 200,000 CABG surgeries are performed each year in the U.S. and approximately 91% of those surgeries involve venous grafting. The most common venous graft used in the U.S. is the saphenous vein, which is harvested from the patient’s leg.

The saphenous vein harvest procedure is invasive, painful, and can lead to post surgery complications at the site of the harvest. In addition, saphenous vein grafts are known to have a 10% to 40% failure rate within the first year after bypass surgery, with even higher failure rates eight to ten years after bypass surgery. When a saphenous vein graft fails, the heart is deprived of blood and the patient can experience the same symptoms that necessitated the bypass surgery.

At ninety-days post-surgery, all CoreoGrafts in the sheep feasibility study were functioning very well, and showed no signs of cellular degeneration, thrombus, changes in the lumen, or other problems that are known to plague saphenous vein grafts, or attempts to create substitute small caliber grafts. Depending upon the six-month CoreoGraft results, we will either conduct a GLP animal study under FDA guidance, or will seek to initiate human testing outside of the U.S.

An aggregate of $15 to $25 billion is spent each year on CABG surgeries in the U.S. and there are currently no approved consumable medical devices that are part of the current standard of care. If we can demonstrate that the CoreoGraft is a viable alternative for patients with no suitable veins to harvest, and that the performance of the CoreoGrafts equals or exceeds saphenous vein grafts, the CoreoGraft could become a staple for all CABG surgeries, with the additional potential to be used in other parts of the body in need of small caliber replacement grafts.

So far this year, our team of medical experts has presented data at five top medical conferences, and we are scheduled to present at three additional conferences between now and the end of the year. Our work is being recognized by key opinion leaders in our respective areas of practice, and we will continue to present at leading medical conferences, and will seek to publish both our VenoValve and our CoreoGraft data in well-respected journals.

In September of 2019, we announced the addition of Matthew Jenusaitis and Bob Gray to our Board of Directors. Matthew is currently the Chief of Staff and Chief of Innovation and Transformation for the UC San Diego Health System. During his 30 years as a healthcare executive, Matthew has been associated with four successful vascular product exits, and is also the former President of the Vascular Division of Boston Scientific. Bob Gray enjoyed a 20 year career as the CFO at Highmark, Inc., one of America’s leading health insurance organizations. With the additions of Matthew and Bob to the Hancock Jaffe Board of Directors, our Board consists of individuals with world class talent in areas of key importance to the company: medical device development; insurance reimbursement; strategic partnerships; and alternative sources of capital. We intend to fully utilize the expertise of our directors throughout 2020 as we seek to enter into strategic partnerships, broaden our investor base, mitigate our product risk, and ensure that we are in the best position to capitalize on the potential of our products, and to create value for our shareholders.

We look forward to seeing you at our upcoming annual meeting, which is scheduled for December 6, 2019. Thank you.

Sincerely,

Robert A. Berman,
Chief Executive Officer

Hancock Jaffe Laboratories, Inc.

70 Doppler Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Friday, December 6, 2019

The 2019 Annual Meeting of Stockholders (the “Meeting”) of Hancock Jaffe Laboratories, Inc. (the “Company”) will be held at the Company’s principal executive offices at 70 Doppler, Irvine, California 92618 on Friday, December 6, 2019, at 10:00 AM PDT, for the following purposes:

1.	To elect Mr. Matthew M. Jenusaitis and Mr. Robert A. Berman as Class II directors of the Company, each to serve for a three-year term that expires at the 2022 Annual Meeting of Stockholders, or until his successor is elected and qualified or until his earlier death, incapacity, removal or resignation;

2.	To ratify the appointment by the Audit Committee of the Board of Marcum LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2019; and

3.	To transact, in the discretion of the Company’s board of directors, such other business as may properly come before the Meeting or any adjournment thereof.

Stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, please vote by proxy by completing and signing the enclosed proxy card and returning it promptly or voting on the internet. Even if you have previously submitted a proxy card, you may choose to vote in person at the Meeting. Whether or not you expect to attend the Meeting, please read the attached Proxy Statement and then promptly complete, date, sign and return the enclosed proxy card or vote on the internet in order to ensure your representation at the Meeting. If you desire to vote on the internet and hold your shares through a brokerage firm, you may cast your vote by visiting www.proxyvote.com. If you desire to vote on the internet and are a registered stockholder, you may cast your vote by visiting www.vstocktransfer.com/proxy. You may also have access to the materials for the Meeting by visiting the website http://www.hancockjaffe.com.

The Board of Directors unanimously recommends a vote “FOR” the approval of each of the proposals to be submitted at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Robert A. Berman,
Chief Executive Officer

October 25, 2019

Hancock Jaffe Laboratories, Inc.

70 Doppler Irvine, California 92618

(949) 261-2900

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

to be held on Friday, December 6, 2019, 10:00 a.m., Pacific Time

Hancock Jaffe Laboratories, Inc.

70 Doppler Irvine, California 92618

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement describes the proposals on which our Board of Directors (the “Board”) would like you, as a stockholder, to vote on at our 2019 Annual Meeting of the Stockholders (the “Meeting”), which will take place on Friday, December 6, 2019 at Hancock Jaffe Laboratories, Inc.’s principal executive offices at 70 Doppler, Irvine, California 92618.

This Proxy Statement also gives you information on these proposals so that you can make an informed decision. We intend to mail this Proxy Statement and accompanying proxy card on or about November 1, 2019, to all stockholders of record entitled to vote at the Meeting.

In this Proxy Statement, we refer to Hancock Jaffe Laboratories, Inc. as the “Company,” “we,” “us” or “our” or similar terminology.

Who can vote at the annual meeting of stockholders?

Stockholders who owned shares of our common stock, par value $0.00001 per share (“Common Stock”), on October 14, 2019 (the “Record Date”) may attend and vote at the Meeting. Each share is entitled to one vote. There were 17,922,129 shares of Common Stock outstanding on the Record Date. All shares of Common Stock shall have one vote per share and vote together as a single class. Information about the stockholdings of our directors and executive officers is contained in the section of this Proxy Statement entitled “Beneficial Ownership of Principal Stockholders, Officers and Directors”.

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What is the proxy card?

The proxy card enables you to appoint Robert A. Berman, our Chief Executive Officer, and Robert Rankin, our Chief Financial Officer, as your representative at the Meeting. By completing and returning the proxy card or voting online as described herein, you are authorizing either of these persons to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, we think that it is a good idea to complete and return your proxy card before the Meeting date just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

What am I voting on?

You are being asked to vote on the following proposals:

1.	To elect Mr. Matthew M. Jenusaitis and Mr. Robert A. Berman as Class II directors of the Company, each to serve for a three-year term that expires at the 2022 Annual Meeting of Stockholders, or until his successor is elected and qualified or until his earlier death, incapacity, removal or resignation;

2.	To ratify the appointment by the Audit Committee of the Board of Marcum LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2019; and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

How does the Board recommend that I vote?

Our Board unanimously recommends that the stockholders vote “FOR” all proposals being put before our stockholders at the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If, on the Record Date, your shares were registered directly in your name with our transfer agent, VStock Transfer, LLC, you are a “stockholder of record” who may vote at the Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us, voting online or voting in person at the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card or vote online to ensure that your vote is counted.

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Beneficial Owner

If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the Meeting.

How do I vote?

(1) You may vote by mail. You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If we receive your proxy card prior to the Meeting and if you mark your voting instructions on the proxy card, your shares will be voted:

●	as you instruct, and

●	according to the best judgment of the proxies if a proposal comes up for a vote at the Meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

●	for Mr. Matthew M. Jenusaitis and Mr. Robert A. Berman as the Class II directors of our Board;

●	to ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

●	According to the best judgment of either Mr. Berman or Mr. Rankin, if a proposal comes up for a vote at the Meeting that is not on the proxy card.

If you hold your shares in street name, you should follow the instructions provided by your brokerage firm, bank, broker-dealer or other similar organization that holds your shares to vote by mail.

(2) You may vote online. If you desire to vote on the internet and hold your shares through a brokerage firm, you may cast your vote by visiting www.proxyvote.com. If you desire to vote on the internet and are a registered stockholder, you may cast your vote by visiting www.vstocktransfer.com/proxy.

(3) You may vote in person at the Meeting. We will pass out written ballots to anyone who wants to vote at the Meeting. However, if you hold your shares in street name, you must bring to the Meeting a valid proxy from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares. Holding shares in street name means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name. We encourage you to examine your proxy card closely to make sure you are voting all of your shares in the Company.

What does it mean if I receive more than one proxy card?

You may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.

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What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting. You may do this by:

●	sending a written notice to the Chief Financial Officer of the Company stating that you would like to revoke your proxy of a particular date;

●	signing another proxy card with a later date and returning it before the polls close at the Meeting or voting online again at a later date; or

●	attending the Meeting and voting in person.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend and vote at the Meeting, you must bring to the Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in your name and you do not sign and return your proxy card or vote online, your shares will not be voted unless you vote in person at the Meeting. If you hold your shares in the name of a broker, bank or other nominee, your nominee may determine to vote your shares at its own discretion on the ratification of the Company’s independent public accountant since such matter is a routine matter, absent instructions from you. However, due to voting rules that may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in the election of directors and other non-routine matters, it is important that you cast your vote.

How may I vote with respect to each proposal and how are votes counted?

Your voting options will be dependent on the particular proposal for which you wish to cast a vote. With respect to proposal 1 (the election of directors), you may vote “for” all of the director nominees or “withhold” authority to vote for one or both of the director nominees. With respect to proposal 2 (ratification of the Company’s independent public accountant), you may vote “for” or “against” the proposal or you may “abstain” from casting a vote on such proposal. Abstentions, votes marked “withheld” and broker non-votes will be counted for the purpose of determining whether a quorum is present at the Meeting.

Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. The election of the directors is “non-routine.” Thus, in tabulating the voting result for this proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. The ratification of the appointment of the Company’s independent public accountant is a “routine” matter and therefore a broker may vote on this matter without instructions from the beneficial owner as long as instructions are not given.

How many votes are required to elect each Mr. Matthew M. Jenusaitis and Mr. Robert A. Berman as a Class II directors?

Our amended and restated bylaws, provides that directors are to be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. This means that the two (2) candidates receiving the highest number of affirmative votes at the Meeting will be elected as Class II directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee will not be counted toward that nominee’s achievement of a plurality.

How many votes are required to ratify the Company’s independent public accountants?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of shares of Common Stock entitled to vote is required to ratify Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2019. Abstentions will have no direct effect on the outcome of this proposal, but since this is a routine matter, brokers may vote at the Meeting on this proposal provided that they have not received instructions from a beneficial owner.

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What happens if I don’t indicate how to vote my proxy?

If you just sign your proxy card without providing further instructions, your shares will be counted as a “for” vote for each of the director nominees, the ratification of Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2019 and all of the other proposals that may be placed before our stockholders at the Meeting.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Meeting?

We will announce voting results at the Meeting and file a Current Report on Form 8-K announcing the voting results of the Meeting.

Who can help answer my questions?

You can contact our Chief Financial Officer, Mr. Rankin, at (949) 261-2900 or by sending a letter to Mr. Rankin at offices of the Company at 70 Doppler Irvine, California 92618, with any questions about proposals described in this Proxy Statement or how to execute your vote.

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Hancock Jaffe Laboratories, Inc.

70 Doppler Irvine, California 92618

(949) 261-2900

PROXY STATEMENT

INTRODUCTION

2019 Annual Meeting of Stockholders

This Proxy Statement is being furnished to the holders of our Common Stock in connection with the solicitation of proxies for use at the 2019 Annual Meeting of Stockholders of the Company. The Meeting is to be held at Hancock Jaffe Laboratories, Inc.’s principal executive offices at 70 Doppler, Irvine, California 92618 on Friday, December 6, 2019 at 10:00 a.m., Pacific Time, and at any adjournment or adjournments thereof.

Record Date; Mailing Date

The Board has fixed the close of business on October 14, 2019 as the Record Date for the determination of stockholders entitled to notice of, and to vote and act at, the Meeting. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote and act at, the Meeting. The Proxy Statement is first being mailed to stockholders of the Company on or about November 1, 2019.

Proposals to be Submitted at the Meeting

At the Meeting, stockholders will be acting upon the following proposals:

1.	To elect Mr. Matthew M. Jenusaitis and Mr. Robert A. Berman as Class II directors of the Company, each to serve for a three-year term that expires at the 2022 Annual Meeting of Stockholders, or until his successor is elected and qualified or until his earlier death, incapacity, removal or resignation;

2.	To ratify the appointment by the Audit Committee of the Board of Marcum LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2019; and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Principal Offices

The principal executive offices of the Company are located at 70 Doppler Irvine, California 92618. The Company’s telephone number at such address is (949) 261-2900.

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Information Concerning Solicitation and Voting

As of the Record Date, there were 17,922,129 outstanding shares of Common Stock, each share entitled to one vote on each matter to be voted on at the Meeting. Only holders of shares of Common Stock on the Record Date will be entitled to vote at the Meeting. The holders of Common Stock are entitled to one vote on all matters presented at the Meeting for each share held of record. The presence in person or by proxy of holders of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Meeting. If a quorum should not be present, the Meeting may be adjourned until a quorum is obtained.

For purposes of Proposal 1, the two (2) candidates receiving the highest number of affirmative votes at the Meeting will be elected as Class II directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee will not be counted toward that nominee’s achievement of a plurality.

For purposes of Proposal 2, the affirmative vote of a majority of the votes cast at the Meeting by the holders of shares of Common Stock entitled to vote is required to ratify Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2019. Abstentions will have no direct effect on the outcome of this proposal, but since this is a routine matter, brokers may vote at the Meeting on this proposal provided that they have not received instructions from a beneficial owner.

Expenses

The expense of preparing, printing and mailing this Proxy Statement, exhibits and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, email or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

Revocability of proxies

Proxies given by stockholders of record for use at the Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his attorney authorized in writing or, if the stockholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Meeting, or any adjournments thereof, at which the proxy is to be used, or with the chairman of such Meeting on the day of the Meeting or adjournments thereof, and upon either of such deposits the proxy is revoked.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EACH OF THE PROPOSALS TO BE SUBMITTED AT THE MEETING.

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PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Introduction

The Board currently consists of three classes of directors, as follows:

Director(s)	Class	Term Expires
Francis Duhay, M.D.	Class I	2021
Dr. Sanjay Shrivastava	Class I	2021
Matthew M. Jenusaitis	Class II	Nominee in 2019 for term ending 2022
Robert A. Berman	Class II	Nominee in 2019 for term ending 2022
Robert C. Gray	Class III	2020

At the Meeting, stockholders will be asked to elect each of Mr. Matthew M. Jenusaitis and Mr. Robert A. Berman as a Class II director, each to hold office until the 2022 Annual Meeting of Stockholders or until his successor is elected and qualified or until his earlier death, incapacity, removal or resignation. The Board has nominated Mr. Jenusaitis and Mr. Berman to stand for election at the Meeting.

The enclosed proxy, if returned, and unless indicated to the contrary, will be voted for the election of Mr. Jenusaitis and Mr. Berman. Proxies cannot be voted for a greater number of persons than the number of nominees named.

We have been advised by each of Mr. Jenusaitis and Mr. Berman that they are willing to be named as nominees and each are willing to serve as a director if elected. If some unexpected occurrence should make necessary, in the discretion of the Board, the substitution of some other person for the nominees, it is the intention of the persons named in the proxy to vote for the election of such other person as may be designated by the Board.

Directors and Executive Officers

Listed below are the names of the directors and executive officers of the Company, their ages as of the Record Date, their positions held and the year they commenced service with the Company

Name	Age	Position(s) Held	Year of Service Commencement
Robert A. Berman	56	Director, Chief Executive Officer	2018
Francis Duhay, M.D.	59	Director	2018
Dr. Sanjay Shrivastava	52	Director	2018
Matthew M. Jenusaitis	58	Director	2019
Robert C. Gray	72	Director	2019
Marc H. Glickman, M.D.	70	Senior Vice President and Chief Medical Officer	2016
Robert Rankin	67	Chief Financial Officer	2018

There are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions. There are no family relationships between any of our directors or executive officers.

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Robert A. Berman has served as our Chief Executive Officer and a member of our board of directors since April 2018. From September 2017 to March 2018, Mr. Berman worked as an independent strategic business consultant. From September 2012 to July 2017, he served as the President, Chief Executive Officer, and a member of the board of directors of ITUS Corporation (now called Anixa Biosciences), a Nasdaq listed company, that develops a liquid biopsy technology for early cancer detection. Prior to ITUS Corporation, Mr. Berman was the Chief Executive Officer of VIZ Technologies, a start-up company which developed and licensed a beverage dispensing cap, and he was the founder of IP Dispute Resolution Corporation, a company focused on intellectual property licensing. From 2000 to March 2007, Mr. Berman was the Chief Operating Officer and General Counsel of Acacia Research Corporation, which was a publicly traded company engaged in the licensing and enforcement of patented technologies. Mr. Berman was a Director of Business Development at QVC where he developed and selected products for on-air sales and distribution. Mr. Berman started his career at the law firm of Blank Rome LLP. He has a Bachelor of Science in Entrepreneurial Management from the Wharton School of the University of Pennsylvania and holds a Juris Doctorate degree from the Northwestern University Pritzker School of Law, where he serves as an adjunct faculty member. We believe Mr. Berman is qualified to serve as a member of our board of directors because of his experience in broad variety of areas including healthcare, finance, acquisitions, marketing, compliance, turnarounds, and the development and licensing of emerging technologies.

Dr. Francis Duhay has served as member of our board of directors since October 2018. A trained cardiac and thoracic surgeon, has served the President and Chief Operating officer of Aegis Surgical Inc. and Atrius Inc., makers of cardiac accessory devices, since 2016, and as a Partner in K5_Ventures, an early stage venture fund since 2017. Dr. Duhay is the former Chief Medical Officer at Edwards Life Sciences, a world leader in heart valve products, where he led medical and clinical affairs for transcatheter and surgical heart valves. During his tenure at Edwards Life Sciences, from 2008 to 2016, Dr. Duhay led the preparation and submission, and ultimate regulatory approval, of two FDA Premarket Approval (PMA) applications for transcatheter and surgical heart valve therapies and was responsible for the design and execution of the applicable clinical trials. Dr. Duhay was also the Vice President and General Manager of the Ascendra™ transcatheter heart valve business unit at Edwards, where he grew the unit from sixteen to eighty employees and contributed to annual growth in sales from $3 million to $250 million. From 1998 to 2003, Dr. Duhay served as the Chief of the Department of Cardiothoracic Surgery and Cardiology at Kaiser Permanente. Dr. Duhay has also served as an industry representative and clinical expert, and a member of the working group for ISO 5840, the international quality standard for the design, development, and testing of heart valves. Dr. Duhay received his MBA from the University of Hawaii - Shidler College of Business and received his board certification for Cardiothoracic Surgery and General Surgery from the Duke University School of Medicine and from the University of California, San Francisco, respectively. We believe that Dr. Duhay is qualified to serve as a member of our board of directors because he is a trained cardiac and thoracic surgeon and former Chief Medical Officer at Edwards Life Sciences.

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Dr. Sanjay Shrivastava has served as a member of our board of directors since October 2018. He has been involved in developing, commercializing, evaluating, and acquiring medical devices for more than 18 years, including serving in Chief Executive Officer and board of director positions at several medical device start-ups, and leadership positions in research and development, business development, and marketing at BTG (from 2017 to 2018), Medtronic (2007 to 2017), Abbott Vascular (2003 to 2007), and Edwards Life Sciences (2000 to 2003). He is presently the Vice President of Marketing and Business Development at U.S. Vascular, LLC and a co-founder and board member of BlackSwan Vascular, Inc. While working as a vice president, upstream marketing and strategy at BTG, a medical device and specialty pharmaceutical company with annual revenue of about $800 million, Dr. Shrivastava worked on several acquisition and investment deals. At Medtronic, Dr. Shrivastava was the Director of Global Marketing for the Cardiac and Vascular Group where he helped build the embolization business, from its initiation to a substantial revenue with a very high CAGR over a period of six years. Dr. Shrivastava was a Manager of Research and Development for the peripheral vascular business at Abbott Vascular and a Principal Research and Development Engineer for Trans-Catheter heart valves at Edwards Life Sciences. Dr. Shrivastava received his Bachelor of Science in engineering at the Indian Institute of Technology, and his Doctorate of Philosophy in materials science and engineering from the University of Florida. We believe that Dr. Shrivastava is qualified to serve as a member of our board of directors because of having served in Chief Executive Officer and board of director positions at several medical device start-ups, and leadership positions in research and development, business development, and marketing at BTG, Medtronic, Abbott Vascular, and Edwards Life Sciences.

Matthew M. Jenusaitis has served as a member of our board of directors since September 2019. He has over 30 years of health care experience with an emphasis on building and selling companies that develop medical devices to treat vascular diseases. Since March 2015, Mr. Jenusaitis has been the Chief of Staff and Chief of Innovation and Transformation for the UC San Diego Health System. From June 2009 to March 2015, Mr. Jenusaitis was President and CEO of OCTANe Foundation for Innovation, a non-profit focused on the development of innovation in Orange County, CA. Over the course of his career, Mr. Jenusaitis has been on the board of directors of Pulsar Vascular (2008-2017), which was sold to Johnson and Johnson, Creagh Medical (2008-2015), which was sold to SurModics, and Precision Wire Components (2009-2014), which was sold to Creganna Medical. Mr. Jenusaitis was also a Senior Vice President at ev3 (April 2006 to July 2008), which was sold to Covidian and later purchased by Medtronics. In addition, Mr. Jenusaitis was the President of the Peripheral Division at Boston Scientific (July 2003 to August 2005) and was an Executive in Residence at Warburg Pincus (September 2005 to March 2006). Mr. Jenusaitis has an MBA from the University of California, Irvine, a Masters Degree in Biomedical Engineering from Arizona State University, and a Bachelors Degree in Chemical Engineering from Cornell University. We believe that Mr. Jenusaitis is qualified to serve as a member of our board of directors because of over 30 years of health care experience with an emphasis on building and selling companies that develop medical devices to treat vascular diseases and his prior board experiences.

Robert C. Gray has served as a member of our board of directors since September 2019. He had a 20-year career at Highmark, Inc., one of America’s largest health insurance organizations, which serves over 20 million subscribers, and includes Highmark Blue Cross Blue Shield Pennsylvania, Highmark Blue Cross Blue Shield Delaware, and Highmark Blue Cross Blue Shield West Virginia, which he retired from in 2008. While at Highmark, Mr. Gray helped increase revenues to $12.3 billion from $6.9 billion, and helped generate an operating gain of $375 million from an operating loss of $91 million. In addition to being the board chairman, Chief Executive Officer, and President of several of Highmark’s subsidiaries and affiliated companies, Mr. Gray was the Chief Financial Officer of Highmark’s parent company and was the primary contact to Highmark’s board of directors for Highmark’s audit, investment and compensation (incentive plans) committees. His many responsibilities at Highmark included rate setting and reimbursement negotiations. Following Highmark, Mr. Gray co-founded U.S. Holdings LLC (U.S. Implants LLC.), a national distributor of orthopedic implants, and has served as Vice President since 2009. Since 2011, Mr. Gray has also been self-employed as a strategy and financial consultant. Mr. Gray engaged in Postgraduate Studies at the University of North Carolina–Chapel Hill and has an undergraduate degree from Bucknell University. We believe that Mr. Gray is qualified to serve as a member of our board of directors because of his financial and medical reimbursement expertise having served as the Chief Financial Officer at Highmark, Inc., one of America’s largest health insurance organization.

Marc H. Glickman, M.D. has served as our Senior Vice President and Chief Medical Officer since May 2016 and served as member of our board of directors from July 2016 to August 2017. In 1981, Dr. Glickman started a vascular practice in Norfolk, Virginia. He established the first Vein Center in Virginia and also created a dialysis access center. He was employed by Sentara Health Care as director of Vascular Services until he retired in 2014. Dr. Glickman is a board certified vascular surgeon. Dr. Glickman received his Doctor of Medicine from Case Western Reserve, in Cleveland, Ohio and completed his residency at the University of Washington, Seattle. He is board certified in Vascular Surgery and was the past president of the Vascular Society of the Americas. He has served on the advisory boards of Possis Medical, Cohesion Technologies, Thoratec, GraftCath, Inc., TVA medical, Austin, Texas.

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Robert Rankin has served as our Chief Financial Officer since July 2018. Mr. Rankin has more than twenty years of relevant experience helping to shape the operations and financial health of companies across multiple industries. Prior to joining our company, from November 2015 to December 2017, Mr. Rankin was the Chief Financial Officer of Horsburgh & Scott, a privately held company focused on the design, engineering, manufacturing and repair of heavy duty quality gears and gearboxes. From November 2009 to December 2014, Mr. Rankin was Chief Financial Officer, Chief Operating Officer and Secretary of Process Fab, Inc., a privately held engineering, design and manufacturing firm that provides flight hardware, ground support equipment and tooling to the spaceflight, aerospace and defense markets. Mr. Rankin also served as Vice President of Finance of TBGA LLC, the post-acquisition parent company of Process Fab, Inc., from December 2014 to August 2015. Prior to Process Fab, Inc., from 2004 to 2008, Mr. Rankin served as Chief Financial Officer, Chief Operating Officer and Director of the House of Taylor Jewelry, Inc. and Chief Financial Officer of Small World Kids, Inc., both publicly traded companies. Other experience as Chief Financial Officer for publicly traded companies included serving as Chief Financial Officer from 1992 to 1998 of DeCrane Aircraft Holdings, Inc. Mr. Rankin holds a Masters of Science degree in Industrial Administration from the Tepper School of Business at Carnegie Mellon University and a Bachelors of Science degree in Mechanical Engineering from Carnegie Mellon University.

Family Relationships

There are no family relationships between or among any of the current directors or executive officers. There are no family relationships among our officers and directors and those of our subsidiaries and affiliated companies.

Certain Legal Proceedings

None of the Company’s directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of five members. Our directors hold office until the earlier of their death, incapacity, removal or resignation, or until their successors have been elected and qualified. Our board of directors does not have a formal policy on whether the roles of a Chief Executive Officer and Chairman of our board of directors should be separate. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis. Our bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors.

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We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Our amended and restated certificate of incorporation divides our board of directors into three classes, with staggered three-year terms, as follows:

Class I Directors (serving until the 2021 Annual Meeting of Stockholders, or until their earlier death, disability, resignation or removal):

Dr. Francis Duhay* and Dr. Sanjay Shrivastava*

Class II Directors (serving until the 2019 Annual Meeting of Stockholders, or until their earlier death, disability, resignation or removal):

Matthew M. Jenusaitis*, Robert A. Berman

Class III Director (serving until the 2020 Annual Meeting of Stockholders, or until his earlier death, disability, resignation or removal):

Robert C. Gray*

(*) Independent Director.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized size of our board of directors is currently five members. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Director Independence

The Nasdaq Marketplace Rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

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Our board of directors has reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of Dr. Duhay, Mr. Gray, Mr. Jenusaitis and Dr. Shrivastava is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board of directors also determined that Mr. Gray, Mr. Jenusaitis and Dr. Shrivastava will serve on our audit committee, Mr. Gray and Mr. Jenusaitis and Dr. Shrivastava will serve on our compensation committee, and Dr. Duhay, Mr. Jenusaitis and Dr. Shrivastava will serve on our nominating and corporate governance committee, and that each of the committees satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Meetings of the Board and Stockholders

Our board of directors met in person and telephonically six times during 2018 and also acted by unanimous written consent. Only one member of our board of directors was not present at least 75% of the aggregate of the board of directors and committee meetings held, which was Mr. Yury Zhivilo, who retired in May 2019. There were four Audit Committee meetings during 2018 and no Compensation or Nominating or Corporate Governance meetings held in 2018. Our board of directors had 100% attendance for the Annual Meeting that convened on November 27, 2018 but since there was insufficient number of shares present or represented by proxy to reach a valid quorum, the meeting was adjourned and reconvened on December 21, 2018, where a quorum was achieved. Neither our Chairman nor our independent directors attended the reconvened meeting on December 21, 2018. It is our policy that all directors must attend all stockholder meetings, barring extenuating circumstances.

Board Committees

Our board of directors has established three standing committees—audit, compensation, and nominating and corporate governance—each of which operates under a charter that has been approved by our board of directors. Prior to the completion of this offering, copies of each committee’s charter will be posted on the Investors section of our website, which is located at www.hancockjaffe.com. Each committee has the composition and responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

Our audit committee consists of Mr. Gray, who is the chair of the committee, Mr. Jenusaitis and Dr. Shrivastava. Our board of directors has determined that each of the members of our audit committee satisfies the Nasdaq Marketplace Rules and SEC independence requirements. The functions of this committee include, among other things:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

●	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

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●	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

●	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

●	reviewing and evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

Our board of directors has determined that Mr. Gray qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and meets the financial sophistication requirements of the Nasdaq Marketplace Rules. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compensation Committee

Our compensation committee consists of Dr. Shrivastava, who is the chair of the committee, Mr. Gray and Mr. Jenusaitis. Our board of directors has determined that each of the members of our compensation committee is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

●	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

●	reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our Chief Executive Officers and our other executive officers;

●	reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

●	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and

●	preparing the report that the SEC requires in our annual proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. Duhay, who is the chair of the committee, Mr. Jenusaitis and Dr. Shrivastava. Our board of directors has determined that each of the members of this committee satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

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●	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

●	evaluating director performance on our board of directors and applicable committees of our board of directors and determining whether continued service on our board of directors is appropriate;

●	evaluating, nominating and recommending individuals for membership on our board of directors; and

●	evaluating nominations by stockholders of candidates for election to our board of directors.

Code of Conduct

Our board of directors has adopted a written code of conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted on our website a current copy of the code and all disclosures that are required by law or Nasdaq Marketplace Rules concerning any amendments to, or waivers from, any provision of the code.

Board Leadership Structure

Our board of directors is free to select the Chairman of the board of directors and a Chief Executive Officer in a manner that it considers to be in the best interests of our company at the time of selection. Currently, Robert A. Berman serves as our Chief Executive Officer. The office of the Chairman of the board of directors remains vacant since the voluntary resignation of Mr. Yury Zhivilo in May 2019. We currently believe that this leadership structure is in our best interests and strikes an appropriate balance between our Chief Executive Officer’s responsibility for the day-to-day management of our company and the Chairman of the board of directors’ responsibility to provide oversight, including setting the board of directors’ meeting agendas and presiding at executive sessions of the independent directors. Additionally, four of our five members of our board of directors have been deemed to be “independent” by the board of directors, which we believe provides sufficient independent oversight of our management. Our board of directors has not designated a lead independent director.

Our board of directors, as a whole and also at the committee level, plays an active role overseeing the overall management of our risks. Our Audit Committee reviews risks related to financial and operational items with our management and our independent registered public accounting firm. Our board of directors is in regular contact with our Chief Executive Officer and Chief Financial Officer, who report directly to our board of directors and who supervise day-to-day risk management.

Role of Board in Risk Oversight Process

Our board of directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our board of directors has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of our company. Our board of directors focuses its oversight on the most significant risks facing us and on our processes to identify, prioritize, assess, manage and mitigate those risks. Our board of directors receives regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in fiscal year 2018, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF
MR. MATTHEW M. JENUSAITIS AND MR. ROBERT A. BERMAN TO EACH SERVE AS CLASS II DIRECTORS ON THE COMPANY’S BOARD, TO HOLD OFFICE UNTIL THE 2022 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED OR UNTIL THEIR EARLIER RESIGNATION OR REMOVAL.

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EXECUTIVE COMPENSATION

The following table sets forth total compensation paid to our named executive officers for the years ended December 31, 2018 and 2017. Individuals we refer to as our “named executive officers” include our current Chief Executive Officer and both of our previous Co-Chief Executive Officers, our current and previous Chief Financial Officer and our two other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2018.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Robert A. Berman	2018	293,308	(1)			507,697	(8)			7,692	(10)	808,697
Chief Executive Officer	2017	-		-		-		-	-	-		-
Benedict Broennimann, M.D.	2018	120,000	(2)	-		-		-	-	120,000	(2)	240,000
Former Co-Chief Executive Officer	2017	360,000	(2)	-				-	-	-		360,000
Steven A. Cantor	2018	71,539	(3)			-		-	-	4892	(11)	76,431
Former Co-Chief Executive Officer	2017	300,000	(3)	300,000	(4)	-		-	-	274,816	(12)	874,816
Robert A. Rankin	2018	110,577	(5)			165,000	(9)			17,297	(13)	292,874
Chief Financial Officer, Secretary and Treasurer	2017	-		-		-		-	-	-		-
William R. Abbott	2018	173,077	(6)							150,991	(14)	324,068
Former Chief Financial Officer	2017	267,445	(6)							38,101	(15)	305,546
Marc H. Glickman, M.D.	2018	300,000		-		-		-	-	62,640	(16)	362,640
Chief Medical Officer and Senior Vice President	2017	300,000		-		-		-	-	41,717	(17)	341,717
Susan Montoya	2018	301,638	(7)	-		-		-	-	37,827	(18)	339,465
Former Vice President Operations,	2017	295,192	(7)	-		-		-	-	43,539	(19)	338,731
Quality Assurance/Regulatory Affairs

(1)	Beginning March 30, 2018, Mr. Berman’s annual base salary rate under his employment agreement was $400,000. Amounts in this column for Mr. Berman reflect his base salary earned for 2018.

(2)	Beginning August 30, 2016, Dr. Broennimann’s annual base salary rate under his employment agreement was $360,000. Dr. Broennimann received $90,000 in base salary in 2017. He orally agreed to defer certain amounts of base salary until such time as the Company and Dr. Broennimann agree. As a result, the Company owed Dr. Broennimann $410,000 in base salary as of December 31, 2017. On April 30, 2018, Dr. Broennimann assigned $200,000 of his compensation to Rosewall, which agreed to accept 44,444 shares of our common stock in satisfaction of the deferred compensation. Dr. Broennimann is not a U.S. taxpayer and is not, therefore, subject to U.S. tax laws governing deferred compensation. On May 1, 2018, Dr. Broennimann entered into a Service Agreement to perform the role of Chief Medical Officer (Out of US) for a fee of $15,000 monthly.

(3)	Mr. Cantor’s employment with the Company was terminated on March 20, 2018. Amounts in this column for Mr. Cantor reflect base salary earned for 2018 and 2017.

(4)	Mr. Cantor received a $300,000 incentive payment in 2017 for achieving certain capital raising milestones in accordance with his employment agreement.

(5)	Beginning July 16, 2018, Mr. Rankin’s annual base salary rate under his employment agreement was $250,000. Amounts in this column for Mr. Rankin reflect his base salary earned for 2018.

(6)	Mr. Abbott’s annual base salary rate under his employment agreement was amended on June 1, 2017, where his annual base salary was increased to $300,000 from $225,000. Mr. Abbott’s employment with the Company was terminated on July 20, 2018. Amounts in this column for Mr. Abbott reflect base salary earned for 2018 and 2017.

(7)	Ms. Montoya resigned her employment with the Company effective November 15, 2018. Amounts in this column for Ms. Montoya reflect base salary earned for 2018 and 2017.

(8)	Represents the grant date fair value of 1,080,207 stock options granted on September 24, 2018 pursuant to the terms of his Employment Agreement dated March 30, 2018, computed in accordance with FASB ASC Topic 718. The options vested 20% on the date of his Employment Agreement and the remaining 80% vests ratably on a monthly basis over the 24 months following the date of his Employment Agreement.

(9)	Represents the grant date fair value of 150,000 stock options granted on July 16, 2018, computed in accordance with FASB ASC Topic 718. 50,000 options vest on the first anniversary of Mr. Rankin’s employment with the Company and the remaining 100,000 vest on a quarterly basis over the following two-year period.

(10)	Includes company paid 401(k) match of $7,692.

(11)	Includes company paid healthcare of $4,892.

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(12)	Includes (i) federal and state income tax payments of $125,180 and $23,149, respectively, made by us on behalf of Mr. Cantor to gross up his $300,000 incentive payment received in 2017 in accordance with his employment agreement, (ii) $12,497 from company paid healthcare, and (iii) relocation and temporary living expenses of $38,408 and the associated federal and state tax payments made by us on Mr. Cantor’s behalf of $19,186 and $4,980, respectively, and (iv) $51,415 paid to Mr. Cantor in 2017 under the terms of a retention award that we entered into with him in September 2013.

(13)	Includes company paid healthcare of $12,490 and 401(k) match of $4,808.

(14)	Includes severance of $126,923 and company paid healthcare of $16,567 and 401(k) match of $7,500.

(15)	Includes company paid healthcare of $25,883 and 401(k) match of $12,218.

(16)	Includes company paid healthcare of $35,043, 401(k) match of $15,000 and relocation expense reimbursement of $12,597.

(17)	Includes company paid healthcare of $27,831 and 401(k) match of $13,846

(18)	Includes company paid healthcare of $24,779 and 401(k) match of $13,048.

(19)	Includes company paid healthcare of $28,779 and 401(k) match of $14,760.

Employment Agreements

We have entered into various employment agreements with certain of our executive officers. Set forth below is a summary of many of the material provisions of such agreements, which summaries do not purport to contain all of the material terms and conditions of each such agreement. For purposes of the following employment agreements:

●	“Cause” generally means the executive’s (i) willful misconduct or gross negligence in the performance of his or her duties to us; (ii) willful failure to perform his or her duties to us or to follow the lawful directives of the Chief Executive Officer (other than as a result of death or disability); (iii) indictment for, conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude: (iv) repeated failure to cooperate in any audit or investigation of our business or financial practices; (v) performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of our property; or (vi) material breach of his or her employment agreement or any other material agreement with us or a material violation of our code of conduct or other written policy.
●	“Good reason” generally means, subject to certain notice requirements and cure rights, without the executive’s consent, (i) material diminution in his or her base salary or annual bonus opportunity; (ii) material diminution in his or her authority or duties (although a change in title will not constitute “good reason”), other than temporarily while physically or mentally incapacitated, as required by applicable law; (iii) relocation of his or her primary work location by more than 25 miles from its then current location; or (iv) a material breach by us of a material term of the employment agreement.
●	“Change of control” generally means (i) the acquisition, other than from us, by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than us or any subsidiary, affiliate (within the meaning of Rule 144 promulgated under the Securities Act) or employee benefit plan of ours, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; (ii) a reorganization, merger, consolidation or recapitalization of us, other than a transaction in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following such transaction is held by the persons who, immediately prior to the transaction, were the holders of our voting securities; or (iii) a complete liquidation or dissolution of us, or a sale of all or substantially all of our assets.

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Robert A. Berman

On March 30, 2018, we entered into an employment agreement with Robert A. Berman, our current Chief Executive Officer and director. Pursuant to the terms of his employment agreement, Mr. Berman’s base salary is $400,000, subject to annual review and adjustment at the discretion of our compensation committee, and he will be eligible for an annual year-end discretionary bonus of up to 50% of his base salary, subject to the achievement of key performance indicators, as determined by our compensation committee. The initial term of Mr. Berman’s employment agreement may be terminated at anytime with or without cause and with or without notice or for good reason thereunder.

Mr. Berman is entitled to participate in our employee benefit, pension and/or profit sharing plans, and we will pay certain health and dental premiums on his behalf. Mr. Berman’s employment agreement prohibits him from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

Pursuant to the terms of his employment agreement, Mr. Berman is entitled to severance in the event of certain terminations of employment. In the event Mr. Berman’s employment is terminated by us without cause and other than by reason of disability or he resigns for good reason, subject to his timely executing a release of claims in our favor and in addition to certain other accrued benefits, he is entitled to receive 6 month of base salary if termination occurred prior to the second anniversary of his employment or 12 months of continued base salary on and after the second anniversary of his employment (or 24 months if such termination occurs within 24 months following a change of control).

Benedict Broennimann, M.D.

On August 30, 2016, we entered into an employment agreement with Benedict Broennimann, M.D., one of our previous Co-Chief Executive Officers. Pursuant to the terms of his employment agreement, Dr. Broennimann’s initial base salary is $360,000, subject to annual review and adjustment at the discretion of our board of directors. Dr. Broennimann has orally agreed to defer certain amounts of cash compensation until such time as we and Dr. Broennimann agree. As a result, we owe Dr. Broennimann $410,000 as of December 31, 2017. On April 30, 2018, Dr. Broennimann assigned $200,000 of his compensation to Rosewall, which agreed to accept 44,444 shares of our common stock in satisfaction of the deferred compensation. Dr. Broennimann is not a U.S. taxpayer and is not, therefore, subject to U.S. tax laws governing deferred compensation.

In connection with his employment, Dr. Broennimann received an initial equity grant of an option to purchase up to 146,500 shares of our common stock with 20% of the shares vesting immediately and 80% vesting on a monthly basis over 24 months thereafter. Dr. Broennimann is an at-will employee and has a full-time commitment. Further, Dr. Broennimann’s employment agreement prohibits him from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

In April 2018, we entered into an amendment to Dr. Broennimann’s employment agreement to appoint him as our Chief Medical Officer, OUS. Other than Dr. Broennimann’s title and duties, the remaining terms of his employment agreement were unchanged.

On May 1, 2018, the Company entered into Service Agreement with Rosewall Ventures Ltd (“Rosewall”), which Dr. Broennimann is Chairman and principal owner, for Dr. Broennimann to contract his services through Rosewall as Chief Medical Officer, OUS for a $15,000 fixed fee per month.

On August 23, 2019, Dr. Broennimann entered into an agreement (“MAB Agreement”) to join our Medical Advisory Board (“MAB”) with a term of two (2) years and this MAB Agreement supersedes and terminates the Service Agreement. As compensation for entering the MAB Agreement, Dr. Broennimann is entitled to receive twenty thousand (20,000) options to purchase shares of the Company’s common stock with an exercise price of $2.00 that vest monthly in twenty-four (24) equal installments for each month he remains a member of the MAB. In addition, Dr. Broennimann will be paid an hourly and daily rate of $400/hr. and $3,500/day, respectively for activities and services beyond the services provided as a member of the MAB.

Steven A. Cantor

On July 1, 2016, we entered into an employment agreement with Mr. Cantor, who prior to December 1, 2016, was our business development manager and commencing on December 1, 2016 became our Chief Business Development Officer. The employment agreement was amended on December 1, 2016, and again on June 12, 2017. Pursuant to the terms of his employment agreement, as amended to date, Mr. Cantor’s base salary was $300,000 and was subjected to annual review and adjustment at the discretion of our board of directors, and in no event was Mr. Cantor’s annual salary reduced from the preceding year without his consent. Mr. Cantor was entitled to receive a bonus of $250,000 upon the earlier of (i) a commercial sale of one of our product candidates, or (ii) the entry into a definitive agreement for the distribution or license of one of our product candidates. We also agreed to pay Mr. Cantor’s relocation expenses in connection with Mr. Cantor’s move to Orange County, California, and, after June 12, 2018 or at such time he no longer spends a substantial portion of his daily working day working on matters that reasonably can be determined at Mr. Cantor’s sole discretion to be in Orange County, California, to move Mr. Cantor back to New York when requested by him. In addition, so long as Mr. Cantor was living in Orange County, California, we agreed to pay or reimburse Mr. Cantor for all payments relating to (i) a furnished residence in Orange County, California and (ii) an automobile selected by Mr. Cantor, provided, however, that the amount of payments or reimbursements pursuant to (i) and (ii) would not exceed $5,000 per month. We further agreed to pay Mr. Cantor an amount equal to the aggregate federal, state and local income and employment taxes imposed on Mr. Cantor as a direct result of such payments or reimbursements in advance.

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We also agreed to a net of withholdings and deductions lump sum payment to Mr. Cantor in the amount of twelve months’ gross salary, which was subjected to claw back if Mr. Cantor’s relocation was for less than twelve months. Such lump sum payment and withholdings and deductions were to be paid if we raised at least $3.0 million in one or more financings. We have raised at least $3.0 million since June 12, 2017 through the issuance of the 2017 Notes and the 2018 Notes. As a result, we paid Mr. Cantor $300,000 accordingly.

In connection with his employment, Mr. Cantor received 299,400 shares of our common stock, which we issued to replace shares of our common stock previously earned under Mr. Cantor’s prior employment agreement and we ratified the issuance to Mr. Cantor of a warrant to purchase 416,667 shares of our common stock at an exercise price of $12.00 per share. As of December 31, 2017, Mr. Cantor returned to us 250,000 of such warrants and transferred the balance of 166,667 warrants to others.

Mr. Cantor’s employment agreement prohibited him from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

Pursuant to the terms of his employment agreement, Mr. Cantor was entitled to severance in the event of certain terminations of employment. In the event Mr. Cantor’s employment was terminated by us without cause and other than by reason of disability or he resigned for good reason, subjected to his timely executing a release of claims in our favor and in addition to certain other accrued benefits, he was entitled to receive 12 months of continued base salary (or 24 months if such termination occurred within 24 months following a change of control).

On March 20, 2018, we terminated Mr. Cantor’s employment with our company.

Robert A Rankin

On July 16, 2018, the Company entered into an employment agreement with Mr. Rankin which provides for an annual base salary of $250,000 as well as standard employee insurance and other benefits. Pursuant to this agreement, Mr. Rankin is eligible for annual salary increases at the discretion of our board of directors as well as an annual year-end discretionary bonus of up to 30% of his base salary, subject to the achievement of key performance indicators, as determined by the board and the Chief Executive Officer of the Company in their sole discretion.

Mr. Rankin’s employment agreement provides for severance payments in the event of termination without Cause or he resigns for Good Reason (as defined in the agreement), equal to three months of base salary for each year that he has been employed by the Company at the time of termination, up to a total of one year of his base salary, provided, that if such termination results from a Change of Control (as defined in the agreement), Mr. Rankin’s severance will not be less than six months of his base salary

Mr. Rankin’s employment with the Company is “at-will”, and may be terminated at any time, with or without cause and with or without notice by either Mr. Rankin or the Company.

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William Abbott

On July 22, 2016, we entered into an employment agreement with William Abbott, our Senior Vice President, Chief Financial Officer, Secretary and Treasurer. Pursuant to the terms of his employment agreement, Mr. Abbott’s base salary is $225,000, subject to annual review and adjustment at the discretion of our board of directors, and he will be eligible for an annual year-end discretionary bonus of up to 50% of his base salary, subject to the achievement of key performance indicators, as determined by our board of directors. On June 1, 2017, Mr. Abbott’s employment agreement was amended to change his base salary to $300,000. In connection with his employment, Mr. Abbott received an initial equity grant of an option to purchase up to 293,000 shares of our common stock with 20% of the shares vesting immediately and 80% vesting on a monthly basis over 24 months thereafter. The initial term of Mr.

Abbott’s employment agreement ends on December 31, 2018 and will be automatically extended for additional three-year terms, unless either party gives written notice to the other to terminate the agreement or unless sooner terminated under its terms. If we elect not to renew Mr. Abbott’s employment agreement, our non-renewal will be deemed a termination without cause or for good reason thereunder.

Mr. Abbott is entitled to participate in our employee benefit, pension and/or profit sharing plans, and we will pay certain health and dental premiums on his behalf. Mr. Abbott’s employment agreement prohibits him from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

Pursuant to the terms of his employment agreement, Mr. Abbott is entitled to severance in the event of certain terminations of employment. In the event Mr. Abbott’s employment is terminated by us without cause and other than by reason of disability or he resigns for good reason, subject to his timely executing a release of claims in our favor and in addition to certain other accrued benefits, he is entitled to receive 12 months of continued base salary (or 24 months if such termination occurs within 24 months following a change of control).

On July 20, 2018, Mr. Abbott services with the Company were terminated.

Marc H. Glickman, M.D.

On July 22, 2016, we entered into an employment agreement with Marc H. Glickman, M.D., our Senior Vice President and Chief Medical Officer (the “Pre-existing Employment Agreement”). Pursuant to the terms of his Pre-existing Employment Agreement, Dr. Glickman’s base salary is $300,000, subject to annual review and adjustment at the discretion of our board of directors, and he will be eligible for an annual year-end discretionary bonus of up to 50% of his base salary, subject to the achievement of key performance indicators, as determined by our board of directors. In connection with his Pre-existing Employment Agreement, Dr. Glickman received an initial equity grant of an option to purchase up to 184,500 shares of our common stock with 20% of the shares vesting immediately and 80% vesting on a monthly basis over 24 months thereafter. The initial term of Dr. Glickman’s Pre-existing Employment Agreement ended on December 31, 2018 and was be automatically extended for additional three-year terms.

On July 26, 2019, we entered an employment agreement with Dr. Glickman (the “New Employment Agreement”) that shall supersede the terms of the Pre-existing Employment Agreement. Pursuant to the terms of the New Employment Agreement, Dr. Glickman’s base salary is $350,000 per year, subject to annual review and adjustment at the discretion of the Board. In connection with entering into the New Employment Agreement, Dr. Glickman’s existing one hundred and eighty four thousand five hundred (184,500) options (“Existing Options”) to purchase Company common stock at ten dollars ($10.00) per share until October 1, 2026, were repriced to two dollars ($2.00) per share. Additionally, Dr. Glickman, in connection to the New Employment Agreement shall be granted stock options (“New Options”) for the right to purchase one hundred and eighty thousand (180,000) common stock at a price equal to two dollars ($2.00) per share exercisable until July 26, 2029, which shall vest quarterly over a three (3) year period.

Pursuant to the terms of the New Employment Agreement, Dr. Glickman is an at-will employee and is entitled to severance in the event of certain terminations of his employment. In the event that Dr. Glickman’s employment is terminated by the Company without Cause (as defined in the New Employment Agreement), other than by reason of Disability (as defined in the New Employment Agreement), or he resigns for Good Reason (as defined in the New Employment Agreement), subject to his timely executing a release of claims in favor of the Company and in addition to certain other accrued benefits, Dr. Glickman is entitled to receive three months of his base salary for each year that he has been employed by the Company at the time of termination, up to a total of one year of his base salary.

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Susan Montoya

On July 22, 2016, we entered into an employment agreement with Susan Montoya, our Senior Vice President of Operations and Quality Assurance/Regulatory Affairs. Pursuant to the terms of her employment agreement, Ms. Montoya’s base salary is $295,000, subject to annual review and adjustment at the discretion of our board of directors, and she will be eligible for an annual year-end discretionary bonus of up to 50% of her base salary, subject to the achievement of key performance indicators, as determined by our board of directors. In connection with her employment, Ms. Montoya received an initial equity grant of an option to purchase up to 818,500 shares of our common stock with 20% of the shares vesting immediately and 80% vesting on a monthly basis over 24 months thereafter. The initial term of Ms. Montoya’s employment agreement ends on December 31, 2018 and will be automatically extended for additional three-year terms, unless either party gives written notice to the other to terminate the agreement or unless sooner terminated under its terms. If we elect not to renew Ms. Montoya’s employment agreement, our non-renewal will be deemed a termination without cause or for good reason thereunder.

Ms. Montoya is entitled to participate in our employee benefit, pension and/or profit sharing plans, and we will pay certain health and dental premiums on her behalf. Ms. Montoya’s employment agreement prohibits her from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

Pursuant to the terms of her employment agreement, Ms. Montoya is entitled to severance in the event of certain terminations of employment. In the event Ms. Montoya’s employment is terminated by us without cause and other than by reason of disability or she resigns for good reason, subject to her timely executing a release of claims in our favor and in addition to certain other accrued benefits, she is entitled to receive 12 months of continued base salary (or 24 months if such termination occurs within 24 months following a change of control).

On November 15, 2018, Ms. Montoya resigned from the Company.

Potential Payments Upon Termination or Change-in-Control

Pursuant to the terms of the employment agreements discussed above, we will pay severance in the event of certain terminations of employment. In the event employment is terminated by us without cause and other than by reason of disability or if the executive resigns for good reason, subject to his or her timely executing a release of claims in our favor and in addition to certain other accrued benefits, he or she is entitled to receive severance pursuant to the terms of his or her employment agreements discussed above.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2018.

Name		Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Robert A Berman	2018	540,104	(1)	540,103	(1)	N/A	$4.99	September 23, 2028
Chief Executive Officer	2017	-		-		N/A	-	-
Benedict Broennimann, M.D.	2018	146,500	(2)	-		N/A	$10.00	October 1, 2026
Former Co-Chief Executive Officer	2017	97,669	(2)	48,831	(2)	N/A	$10.00	October 1, 2026
Steven A. Cantor	2018	-		-		N/A	-	-
Former Co-Chief Executive Officer	2017	-		-		N/A	-	-
Robert A. Rankin	2018	-		150,000	(3)	N/A	$2.98	July 15, 2028
Chief Financial Officer, Secretary and Treasurer	2017	-		-		N/A	-	-
William R. Abbott	2018	-	(4)	-		N/A	-	-
Former Chief Financial Officer	2017	97,669	(2)	48,831	(2)	N/A	$10.00	October 1,2026
Marc H. Glickman, M.D.	2018	184,500	(2)	-		N/A	$10.00	October 1, 2026
Chief Medical Officer and Senior Vice President	2017	123,000	(2)	61,500	(2)	N/A	$10.00	October 1, 2026
Susan Montoya Former Vice President	2018	818,500	(5)	-		N/A	$10.00	October 1, 2026
Operations, Quality Assurance/Regulatory Affair	2017	545,669	(2)	272,831	(2)	N/A	$10.00	October 1, 2026

(1)	Options were granted on September 24, 2018, and vested 20% on the date of his Employment Agreement, March 30, 2018, and the remaining 80% vests ratably on a monthly basis over the 24 months following the date of his Employment Agreement.
(2)	Options were granted on October 1, 2016, and 20% of the shares subject to these options vested immediately upon grant, with the remaining shares subject to these options vesting monthly over twenty-four months.
(3)	Options were granted on July 16, 2018, and 50,000 options vest on the first anniversary of Mr. Rankin’s employment, July 16, 2019, with the Company and the remaining 100,000 vest on a quarterly basis over the following two-year period.
(4)	Mr. Abbott’s service with the Company terminated July 20, 2018 and per the Amended and Restated 2016 Omnibus Incentive Plan, he had 90 days to exercise his options after his termination date, which he failed to exercise forfeiting his options.
(5)	Ms. Montoya resigned her employment with the Company effective November 15, 2018. Per the Amended and Restated 2016 Omnibus Incentive Plan, she had 90 days to exercise her options after her termination date or until February 13, 2019, which she failed to exercise forfeiting her options.

Employee Benefit Plans

Amended and Restated 2016 Omnibus Incentive Plan

On October 1, 2016, our board of directors and our stockholders adopted and approved the Hancock Jaffe Laboratories, Inc. 2016 Omnibus Incentive Plan, and, subsequently on April 26, 2018, our board of directors and our stockholders adopted and approved the Amended and Restated 2016 Omnibus Incentive Plan, or the 2016 plan. The principal features of the 2016 plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2016 plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Reserve

We have reserved 4,500,000 shares of our common stock for issuance under the 2016 plan, plus an annual increase on each anniversary of April 26, 2018 equal to 3% of the total issued and outstanding shares of our common stock as of such anniversary (or such lesser number of shares as may be determined by our board of directors), all of which may be granted as incentive stock options under Code Section 422. The shares of common stock issuable under the 2016 plan will consist of authorized and unissued shares, treasury shares or shares purchased on the open market or otherwise, all as determined by our company from time to time.

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If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2016 plan and thereafter are forfeited to us, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of common stock available for grant under the 2016 plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2016 plan: (1) shares issued under the 2016 Plan repurchased or surrendered at no more than cost or pursuant to an option exchange program, (2) any award that is settled in cash rather than by issuance of shares of common stock, (3) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award or (4) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Administration

The 2016 plan may be administered by our board of directors or our compensation committee. Our compensation committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted and the terms and conditions of such awards. Our board of directors also has the authority, subject to the terms of the 2016 plan, to amend existing options (including to reduce the option’s exercise price), to institute an exchange program by which outstanding options may be surrendered in exchange for options that may have different exercise prices and terms, restricted stock, and/or cash or other property.

Eligibility

Awards may be granted under the 2016 plan to officers, employees, directors, consultants and advisors of us and our affiliates. Incentive stock options may be granted only to employees of us or our subsidiaries.

Awards

The 2016 plan permits the granting of any or all of the following types of awards:

●	Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. Our compensation committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. Our compensation committee sets exercise prices and terms and conditions, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless our compensation committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, our compensation committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed 10 years) and other conditions on exercise.

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●	Stock Appreciation Rights. Our compensation committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2016 plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by our compensation committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

●	Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. Our compensation committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units, or RSUs, which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at our compensation committee’s discretion. The restrictions may be based on continuous service with us or the attainment of specified performance goals, as determined by our compensation committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by our compensation committee. Our compensation committee may also grant other types of equity or equity-based awards subject to the terms and conditions of the 2016 plan and any other terms and conditions determined by our compensation committee.

●	Performance Awards. Our compensation committee may grant performance awards, which entitle participants to receive a payment from us, the amount of which is based on the attainment of performance goals established by our compensation committee over a specified award period. Performance awards may be denominated in shares of common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by our compensation committee. Cash-based performance awards include annual incentive awards.

Clawback

All cash and equity awards granted under the 2016 plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies we adopted to implement such requirements and any other compensation recovery policies as we may adopt from time to time.

Change in Control

Under the 2016 plan, in the event of a change in control (as defined in the 2016 plan), outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that stockholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions and performance criteria applicable to the awards before the change in control, unless otherwise determined by our compensation committee. In connection with a change in control, outstanding stock options and SARs can be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option or SARs exercise price.

Subject to the terms and conditions of the applicable award agreements, awards granted to non-employee directors will fully vest on an accelerated basis, and any performance goals will be deemed to be satisfied at target. For awards granted to all other service providers, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

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●	For awards that are not assumed, converted or replaced, the awards will vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

●	For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms and conditions. In addition, the awards will vest if the award recipient has a separation from service within two years after a change in control by us other than for “cause” or by the award recipient for “good reason” (each as defined in the applicable award agreement). For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

Amendment and Termination of the 2016 plan

Unless earlier terminated by our board of directors, the 2016 plan will terminate, and no further awards may be granted, 10 years after the date on which it was approved by our stockholders. Our board of directors may amend, suspend or terminate the 2016 plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2016 plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation, which became effective upon the completion of our initial public offering, will limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Consequently, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

●	any breach of their duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws will also provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have obtained directors’ and officers’ liability insurance.

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We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the indemnification provisions of our amended and restated bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is incorporated by reference as an exhibit to the registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and may be unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Director Compensation

The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. A substantial portion of each director’s annual retainer is in the form of equity. Under the Company’s nonemployee director compensation program members of the Board who are not also Company employees (“Non-Employee Directors”) are granted twenty thousand (20,000) options and restricted stock units (“RSUs”) worth up to twenty-five thousand dollars ($25,000) per annum (the “Annual Award”). A Non-Employee Director who is newly appointed to the Board other than in connection with an annual meeting of stockholders will generally also receive a grant of sixty-thousand (60,000) options and RSUs worth up to seventy-five thousand dollars ($75,000) upon appointment (an “Initial Award”), which covers their compensation for their first three years of service. The Initial Award and Annual Award to Non-Employee Directors will vest as long as they remain directors in equal annual portions over three years following the date in which the award is granted.

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The table below shows the compensation paid to our non-employee directors during 2018 and 2017.

Name		Fees earned or paid in cash	Stock awards ($)		Option awards ($)		Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Yury Zhivilo (6)	2018	-	-		-		-	-	-		-
	2017	-	-		-		-	-	-		-
Francis Duhay, M.D.	2018		$57,491	(1)	$33,600	(2)					$91,091
Marcus W. Robins (7)	2018		$57,491	(1)	$33,600	(2)					$91,091
Dr. Sanjay Shrivastava	2018		$57,491	(1)	$33,600	(2)					$91,091
Robert A. Anderson, Former Director	2018	-	-		$9,960	(3)	-	-	-		$9,960
	2017	-	-		$86,860	(4)	-	-	$1,000	(5)	$87,860
Robert W. Doyle, Former Director	2018	-	-		$9,960	(3)	-	-			$9,960
	2017	-	-		$86,860	(4)	-	-	$1,000	(5)	$87,860
Steven Girgenti, Former Director	2018	-	-		$9,000	(3)	-	-	-		$9,000
	2017	-	-		$78,400	(4)	-	-	-		$78,400

(1)	Under the Company’s nonemployee director compensation program, Dr. Francis Duhay, Mr. Marcus Robins and Dr. Sanjay Shrivastava in connection with their appointment to the BOD on October 2, 2018 were each granted 29,183 Restricted Stock units on November 27, 2018, which based on the Company’s closing stock price on the grant date were valued at $1.97 per unit. These units vest in equal annual portions on the 10/2/2019, 10/2/2020 and 10/2/2021.
(2)	Under the Company’s nonemployee director compensation program, Dr. Francis Duhay, Mr. Marcus Robins and Dr. Sanjay Shrivastava in connection with their appointment to the BOD on October 2, 2018 were each granted 60,000 options to purchase shares of our common stock on November 27, 2018 at an exercise price of $2.57 per share. The options were valued at $.56 per share as of the date of the grant. All of these options vest in equal quarterly portions over a 3 year period starting from October 2, 2018 and valued in accordance with FASB ASC Topic 718.
(3)	Messrs. Anderson, Doyle and Girgenti resigned as Directors on Oct 1, 2018. Effective upon their resignation, each resigning director received a grant of 10,000 options to purchase shares of our common stock at an exercise price of $2.90, the closing price of our common stock on October 1, 2018. The options were valued at $.50 per share as of the date of the grant. All of these options were vested in full as of the date of grant and valued in accordance with FASB ASC Topic 718. Per the Amended and Restated 2016 Omnibus Incentive Plan, the options that were awarded in prior years to the resigning directors and vested, would have to be exercised within 90 days of their resignation date or be forfeited As part of their resignation agreement, all options granted to the Directors before their resignation date were modified such that they can be exercised by the resigning directors for a 10 year period from their issuance dates. These options are treated as a modification and valued in accordance with FASB ASC Topic 718. The 40,000 options to purchase shares of our common stock issued to each of our former directors Robert Doyle, Robert Anderson, and Steven Girgenti in 2017 at an exercise price of $12.00 per share were valued at $.10 per share as of the date of the modification. The 3,000 options to purchase shares of our common stock issued to each of our former directors Robert Doyle and Robert Anderson in 2017 at an exercise price of $7.00 per share were valued at $.32 per share as of the date of the modification.
(4)	During 2017, we issued options to purchase shares of our common stock to our former directors Robert Doyle, Robert Anderson, and Steven Girgenti each exercisable for of 40,000 shares of our common stock, at an exercise price of $12.00 per share. The options were valued at $1.96 per share as of the date of the grant. In addition, we issued to each Robert Doyle and Robert Anderson options exercisable to purchase 3,000 shares of our common stock, at an exercise price of $7.00 per share. The options were valued at $2.82 per share as of the date of the grant. All of these options were vested in full as of the date of grant and valued in accordance with FASB ASC Topic 718. These amounts do not reflect actual compensation earned or to be earned by our non-employee directors.
(5)	Robert Doyle and Robert Anderson each received $1,000 from us for attending a two day meeting at our headquarters.
(6)	On May 23, 2019, Mr. Zhivilo resigned.
(7)	In April 2019, Mr. Robins passed away.

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AUDIT COMMITTEE REPORT

The following Report of the Audit Committee (the “Audit Report”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Audit Report by reference therein.

Role of the Audit Committee

The Audit Committee’s primary responsibilities fall into three broad categories:

First, the Audit Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s outside auditors about draft annual financial statements and key accounting and reporting matters.

Second, the Audit Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1).

Third, the Audit Committee reviews financial reporting, policies, procedures and internal controls of the Company. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. In overseeing the preparation of the Company’s financial statements, the Audit Committee met with management and the Company’s outside auditors, including meetings with the Company’s outside auditors without management present, to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

With respect to the Company’s outside auditors, the Audit Committee, among other things, discussed with Marcum LLP matters relating to its independence, including the disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Recommendations of the Audit Committee. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

/s/ Robert Gray

/s/ Matthew Jenusaitis

/s/ Dr. Sanjay Shrivastava

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PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE

COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019

On October 24, 2019, the Audit Committee of the Board appointed the firm of Marcum LLP (“Marcum”) to serve as our registered public accounting firm for our fiscal year ended December 31, 2019. The independent accountant’s report of Marcum on our consolidated financial statements for the year ended December 31, 2018 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. A representative of Marcum is not expected to attend the Meeting.

Audit Fees. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the years ended December 31, 2018 and 2017 totaled $103,195 and $126,655, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. The aggregate fees billed by Marcum for audit-related fees for the years ended December 31, 2018 and 2017 were $184,432 and $204,104, respectively. The fees were provided in consideration of services consisting of review and update procedures associated with registration statements and other SEC filings.

Tax Fees. The aggregate fees billed by Berman, Romeri & Associates, LLP for professional services rendered for tax compliance for the years ended December 31, 2018 and 2017 were $4,000 and $11,000, respectively. The fees were provided in consideration of services consisting of preparation of tax returns and related tax advice.

All Other Fees. None.

The Audit Committee of our board of directors has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit and non-audit services provided by Marcum in 2018. Consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson has been designated by the Audit Committee to approve any audit-related services arising during the year that were not pre-approved by the Audit Committee. Any non-audit service must be approved by the full Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved the foregoing services provided by Marcum.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure. None.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT

COMMITTEE’S APPROVAL OF THE APPOINTMENT OF MARCUM LLP AS THE

COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED

DECEMBER 31, 2019.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the ownership of our common stock as of the Record Date, with respect to: (i) each person known to us to be the beneficial owner of more than five percent of our common stock; (ii) all directors; (iii) all named executive officers; and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of common stock subject to options or warrants that are exercisable as of the date of the Record Date or are exercisable within 60 days of such date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Applicable percentage ownership is based on 17,922,129 shares of common stock outstanding as of the Record Date.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage
5% Stockholders
Biodyne Holding, S.A. (2)	3,837,043	21.4%
Yury Zhivilo (2)	3,872,055	21.6%
Named Executive Officers and Directors
Robert A. Berman (3)	954,561	5.1%
Marc Glickman, M.D. (4)	199,500	1.1%
Francis Duhay, M.D. (5)	29,728	*
Dr. Sanjay Shrivastava (6)	29,728	*
Robert Gray (7)	5,000	*
Matthew Jenusaitis (8)	5,000	*
All directors and executive officers as a group (6 persons)	1,223,516	6.4%

* Represents beneficial ownership of less than 1%.

(1)	Except as otherwise noted below, the address for each person or entity listed in the table is c/o Hancock Jaffe Laboratories, Inc., 70 Doppler, Irvine, California 92618.
(2)	Mr. Zhivilo is the controlling shareholder, President and director of Biodyne Holding, S.A., or Biodyne, and Leman Cardiovascular S.A., or Leman. Accordingly, Mr. Zhivilo is deemed to be the beneficial owner of the shares of common stock owned by Biodyne (3,837,043 shares) and Leman (35,012 shares). He has voting and dispositive power over the shares held by Biodyne and Leman. The principal business address of Biodyne is 13 Rue de la Gare, 1100 Morges, Switzerland.
(3)	Includes 936,179 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the Record Date.
(4)	Includes 199,500 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the Record Date.
(5)	Includes 20,000 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the Record Date and 9,728 restricted stock units that are currently exercisable or exercisable within 60 days of the Record Date and will be settled in either cash or shares of common stock.
(6)	Includes 20,000 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the Record Date and 9,728 restricted stock units that are currently exercisable or exercisable within 60 days of the Record Date and will be settled in either cash or shares of common stock.
(7)	Includes 5,000 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the Record Date.
(8)	Includes 5,000 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the Record Date.

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OTHER INFORMATION

Proxy Solicitation

All costs of solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers and regular employees may solicit proxies personally or by telephone. We do not intend to utilize a paid solicitation agent.

Proxies

A stockholder may revoke his, her or its proxy at any time prior to its use by giving written notice to our Chief Financial Officer, by executing a revised proxy at a later date or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made thereon or, in the absence of such specifications in accordance with the recommendations of our Board.

Securities Outstanding; Votes Required

As of the close of business on the Record Date there were 17,922,129 shares of Common Stock outstanding. Shares of the Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal.

For purposes of Proposal 1, the two (2) candidates receiving the highest number of affirmative votes at the Meeting will be elected as Class II directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee will not be counted toward that nominee’s achievement of a plurality.

For purposes of Proposal 2, the affirmative vote of a majority of the votes cast at the Meeting by the holders of shares of Common Stock entitled to vote is required to ratify Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2019. Abstentions will have no direct effect on the outcome of this proposal, but since this is a routine matter, brokers may vote at the Meeting on this proposal provided that they have not received instructions from a beneficial owner.

Other Business

Our Board knows of no other matter to be presented at the Meeting. If any additional matter should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.

Legal Proceedings

There are no material proceedings in which any of the Company’s directors, officers or affiliates, or any associate of any such director, officer, affiliate of the Company, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Future Stockholders Proposals

The Board has not yet determined the date on which the next Annual Meeting of stockholders will be held. Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible stockholder desires to have included in our proxy statement and presented at the next Annual Meeting of Stockholders will be included in our proxy statement and related proxy card if it is received by us a reasonable time before we begin to print and send our proxy materials and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements. In order to avoid controversy as to the date on which we receive a proposal, it is suggested that any stockholder who wishes to submit a proposal submit such proposal by certified mail, return receipt requested.

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Other deadlines apply to the submission of stockholder proposals for the next Annual Meeting that are not required to be included in our proxy statement under Securities and Exchange Commission rules. With respect to these stockholder proposals for the next Annual Meeting, a stockholder’s notice must be timely. To be timely, a stockholder’s notice shall be delivered to the Chief Financial Officer at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting. The form of proxy distributed by the Board of Directors for such meeting will confer discretionary authority to vote on any such proposal not received by such date. If any such proposal is received by such date, the proxy statement for the meeting will provide advice on the nature of the matter and how we intend to exercise our discretion to vote on each such matter if it is presented at that meeting.

Stockholder Communications

Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: Robert Rankin. Mr. Rankin will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, and direct your written request to Robert Rankin, Chief Financial Officer of the Company, at (949) 261-2900 or at offices of the Company at 70 Doppler Irvine, California 92618. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Additional Information

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330

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Hancock Jaffe Laboratories, Inc.

70 Doppler Irvine, California 92618

(949) 261-2900

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS ROBERT A. BERMAN AND ROBERT RANKIN, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL THE SHARES OF COMMON STOCK OF HANCOCK JAFFE LABORATORIES, INC. HELD OF RECORD BY THE UNDERSIGNED ON OCTOBER 14, 2019, AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, DECEMBER 6, 2019, OR ANY ADJOURNMENT THEREOF.

1. Election of Mr. Matthew M. Jenusaitis and Mr. Robert A. Berman as Class II directors, to hold office until the 2022 Annual Meeting of Stockholders or until their successors are elected and qualified or until their earlier death, incapacity, removal or resignation.

[ ] FOR NOMINEE
(i) Mr. Matthew M. Jenusaitis
[ ] WITHHOLD AUTHORITY FOR NOMINEE

[ ] FOR NOMINEE
(i) Mr. Robert A. Berman
[ ] WITHHOLD AUTHORITY FOR NOMINEE

2. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Marcum LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2019;

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s). If this card contains no specific voting instructions, the shares will be voted FOR each of the proposals described on this card.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

Signature of Stockholder(s)

Date

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.